EXHIBIT 10.02

***CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO OMITTED PORTIONS

PATENT LICENSE AND SETTLEMENT AGREEMENT

This PATENT LICENSE AND SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of March 23, 2007 (the “Effective Date”) by and between Polaris IP, LLC, a limited liability corporation organized and existing under the laws of Texas and having offices at 207 C North Washington Avenue Marshall, Texas 75670 (“Polaris”), and Kana Software, Inc., a corporation organized and existing under the laws of Delaware and having offices at 181 Constitution Drive, Menlo Park, CA 94025 (“Kana”). Polaris and Kana are individually referred to herein as a “Party,” and collectively as the “Parties.”

WITNESSETH

WHEREAS, Polaris has filed an action against Kana for patent infringement and related claims in an action styled: Polaris IP, LLC v. Sirius Satellite Radio, Inc., Kana Software, Inc., Priceline.com, Inc., Capital One Financial Corporation, Capital One Services, Inc., Capital One Bank, Capital One Auto Finance, Inc., Continental Airlines, Inc., and E*TRADE Financial Corp.; Civil Action No. 2-06-CV 103, pending in the United States District Court for the Eastern District of Texas, Marshall Division (the “Litigation”);

WHEREAS, Kana has denied liability and asserted counterclaims against Polaris in the Litigation; and

WHEREAS, Kana, on behalf of itself and the Kana Related Companies (as defined below), desires to license the Polaris Patents (as that term is defined below) and to settle the Litigation for itself and for the Kana Customers specifically named in the Litigation pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the above promises and mutual covenants hereinafter contained, the parties agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Related Company” means with respect to Kana, those Entities that are owned by, own, or are under common control with Kana and listed in Schedule I; and with respect to Polaris, those Entities that are owned by, own, or are under common control with Polaris and listed in Schedule II. Related Company also shall include all other current and future Entities

(Except as provided for under Article VII) that are owned by, own, or are under common control with a Party. An Entity will be a Related Company hereunder only during the period of time such Entity is owned by, owns, or is under common control with a Party.

“Kana Customers” means any and all direct and indirect customers of Kana or any Kana Related Company, including without limitation, resellers, distributors, OEM customers, system integration partners and end-users. The following defendants named in the Litigation meet the definition of Kana Customers: Sirius Satellite Radio, Inc., Priceline.com, Inc., Capital One Financial Corporation, Capital One Services, Inc., Capital One Bank, Capital One Auto Finance, Inc., and E*TRADE Financial Corp.

“Kana Product” means any and all software, hardware, products, methods and/or services (including without limitation, training, professional services, and maintenance and support) made, used, sold, licensed, offered for sale, offered for license, imported, exported or distributed by or for the benefit of Kana or any Kana Related Company prior to, on or after the Effective Date. Kana Product also includes software, hardware, and/or products or services, or components thereof which are used, sold, licensed, offered for sale or offered for license under a Third Party brand (e.g., an OEM product), so long as any such Third Party branded product or service is made or provided by or for Kana or a Kana Related Company.

“Polaris Patents” means: (i) any and all Patents owned or controlled by Polaris now or at any time in the future, including but not limited to those Patents listed in Exhibit A to this Agreement; and (ii) any and all Patents in the fields of e-mail response management or natural language processing (or a combination thereof) that are owned or controlled by a Polaris Related Company now or at any time in the future.

“Patents” means (i) all classes and types of patents, including utility patents, utility models, design patents, invention certificates, reexaminations, reissues, extensions and renewals, in all jurisdictions of the world; and (ii) all applications (including provisional and nonprovisional applications), continuations, divisionals, continuations-in-part, and rights to inventions for which applications may be filed, for these classes or types of patents in all jurisdictions of the world. The term “Patents” does not include any copyrights, trademarks, mask work rights, or trade secret rights.

“Entity” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

“Third Party” means an Entity other than a party to this Agreement or a Related Company of a party to this Agreement.

“Kana Vendors” means any and all Entities in Kana’s or any Kana Related Company’s supply chain, including suppliers, development partners, vendors, joint venture partners, outsource manufacturers and independent contractors.

ARTICLE II.

RELEASES AND COVENANTS

2.1. Polaris Release of Kana. Polaris, on behalf of itself and the Polaris Related Companies and its and their respective predecessors, successors and assigns, irrevocably releases, acquits and forever discharges: (i) Kana and the Kana Related Companies and its and their respective officers, directors, employees, agents, successors, assigns, representatives, and attorneys, and (ii) solely with respect to activities that would have been licensed under this Agreement if they had been performed on or after the Effective Date, the Kana Vendors and the Kana Customers, in each case (i) and (ii), from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, relating in any way to the Litigation or the Polaris Patents.

2.2. Polaris Covenant Not to Sue Kana. In further consideration of the terms herein, Polaris, on behalf of itself and the Polaris Related Companies, forever covenants not to sue, or aid any other Entity to sue, bring any claim or any cause of action whatsoever against Kana or any Kana Related Company, which claim or cause of action is related to or arises from the Polaris Patents, the Litigation or this Agreement (other than with respect to a breach by Kana of the obligations set forth in this Agreement). Polaris, on behalf of itself and the Polaris Related Companies, additionally forever covenants not to sue, or aid any other Entity to sue, bring any claim or any cause of action whatsoever against Kana Vendors or Kana Customers, but such covenant with respect to Kana Vendors and Kana Customers applies solely with respect to activities that would have been licensed under this Agreement if they had been performed on or after the Effective Date.

2.3. Kana Release of Polaris. Kana, on behalf of itself and the Kana Related Companies and their respective successors and assigns, irrevocably releases, acquits and forever discharges Polaris and the Polaris Related Companies and their respective officers, directors, members, employees, agents, successors, assigns, representatives, and attorneys, from any and all claims or liabilities of any kind and nature, at law, in equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, relating in any way to the Litigation or the Polaris Patents. Notwithstanding the foregoing, Kana and the Kana Related Companies shall be entitled to assert that any Polaris Patent is invalid and/or unenforceable as an affirmative defense or counterclaim to any claim of infringement of any Polaris Patent brought by Polaris, a Polaris Related Company, or its or their successors or assigns.

2.4. Kana Covenant Not to Sue Polaris. In further consideration of the terms herein, Kana, on behalf of itself and the Kana Related Companies, forever covenant not to sue, or aid any other person to sue, bring any claim or any cause of action whatsoever against Polaris or any Polaris Related Company related to or arising from the Polaris Patents, the Litigation or this Agreement (other than with respect to a breach by Polaris or a Polaris Related Company of the obligations set forth in this Agreement). Notwithstanding the above, Kana and/or any Kana Related Company shall be entitled to assert that any Polaris Patent is invalid and/or unenforceable as an affirmative defense or counterclaim to any claim of infringement of a Polaris Patent brought against Kana, a Kana Related Company or a Kana Customer or Kana Vendor (but for Kana Customers and Kana Vendors, solely with respect to any claims of infringement of a

Kana Product). Kana and/or any Kana Related Company also shall be entitled to challenge the validity and/or enforceability of any Polaris Patent in any administrative proceeding (e.g., in a patent office or alternative dispute resolution proceeding) responsive to an allegation of infringement of a Polaris Patent brought against Kana, a Kana Related Company, or a Kana Customer or Kana Vendor (but for Kana Customers and Kana Vendors, solely with respect to any Kana Product), or in any circumstance where a Kana Product has been accused of infringement of a Polaris Patent and Kana or a Kana Related Company has a indemnity or defense obligation with respect to the accused Kana Product.

2.5. Scope of Releases. Subject only to the preservation of defenses set forth in this Article II and Article IV below, the releases by Polaris and Kana, and their respective Related Companies in this Agreement include an express, informed, knowing and voluntary waiver and relinquishment to the fullest extent permitted by law. In this connection, the Parties acknowledge that they may have sustained damages, losses, costs or expenses which are presently unknown and unsuspected and that such damages, losses, costs or expenses as may have been sustained may give rise to additional damages, losses, costs or expenses in the future. The Parties hereto further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs and expenses arising from or relating to the Litigation, the Polaris Patents and the relationship between the Parties, and the Parties hereto voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. The Parties voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule or common law principle, in law or equity, relating to limitations on general releases. Specifically, each party, for itself and its Affiliates, hereby expressly waives any rights it may have under California Civil Code Section 1542 which provides that: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the relates, which if known by him must have materially affected his settlement with the debtor.”

2.6. Additional Polaris Five (5) Year Covenant Not to Sue. Polaris, on behalf of itself and the Polaris Related Companies, covenants not to sue, bring any claim or any cause of action, or aid any other Entity to sue, bring any claim or any cause of action alleging infringement of any Patent whatsoever (including but not limited to the Polaris Patents) by Kana, any Kana Related Company, Kana Vendors or Kana Customers, but such covenant applies solely with respect to the alleged infringement of any Patent by Kana Products. The covenant granted pursuant to this Section 2.6 shall expire on the fifth anniversary of the Effective Date, and is in addition to the covenants not to sue granted by Polaris and the Polaris Related Companies pursuant to Section 2.2 above.

ARTICLE III.

GRANTS AND COVENANTS

3.1. Polaris License to Kana. Subject only to the full and complete payment by Kana of the consideration contemplated under Section 5.1 of this Agreement, but effective as of the Effective Date, Polaris, on behalf of itself and its Related Companies, hereby grants a worldwide, non-exclusive, non-transferable (except as provided for in Article VII), royalty-free, license, without the right to sublicense under the Polaris Patents to:

3.1.1. Kana and Kana Related Companies to make, have made, use, sell, offer for sale, license, offer for license, import, export and otherwise distribute the Kana Products;

3.1.2. Kana Customers to use, sell, offer for sale, license, offer for license, import, export and otherwise distribute (directly and/or indirectly through partners) the Kana Products; and

3.1.3. Kana Vendors to make, sell and use the Kana Products, and portions thereof, solely for and on behalf of Kana and the Kana Related Companies.

In the event any Kana Related Company ceases to meet the definition of Kana Related Company (such Entity thus becoming a “Former Kana Related Company”), then the license granted to that Former Kana Related Company pursuant to this Section 3.1 above will terminate, except to the extent that such Former Kana Related Company makes, has made, uses, imports, sells, offers to sell, licenses, offers to license, exports, otherwise distributes and/or exploits any Kana Product prior to becoming a Former Kana Related Company. In such event, the license to the Former Kana Related Company to make, have made, use, import, sells, offer to sell, license, offer to license, export and otherwise distribute and exploit such Kana Products shall continue, but only with respect to those products and any future versions and improvements thereof.

3.2. No License for Third Party Products or Services. The licenses set forth in Article III only extend to Kana Products (and portions thereof) that are used, designed, built, licensed and/or sold by or for Kana or any Kana Related Company (or any Former Kana Related Company) and do not extent to the products of any Third Party, provided however, that such licenses do extend to the whole and any portion of a Third Party product or service which is designed by or for Kana or a Kana Related Company but sold or licensed under a Third Party brand.

3.3. Validity. Except as expressly permitted under Article II above, and Article IV below, Kana and each Kana Related Company shall not, directly or indirectly, contest that the Polaris Patents are valid and enforceable in any court proceeding, before United States Patent and Trademark Office or otherwise. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as an admission by either Party of the validity or invalidity of any Polaris Patent, or as an admission by either Party of its direct or contributory or inducement of infringement of any Polaris Patent, or as an admission by either Party of any issue relating to the Litigation. Except as expressly permitted under Article II above, and Article IV below, Kana further covenants not to voluntarily render aid or counsel, directly or indirectly, to any Entity in connection with challenging the validity of the Polaris Patents or contending that such Entity does not infringe the Polaris Patents.

3.4. No Other Rights. No rights or licenses are granted under any Patents except as expressly provided herein, whether by implication, estoppel or otherwise. Without limiting the foregoing sentence no right to grant sublicenses is granted under any of the licenses set forth in this Agreement.

ARTICLE IV.

DISMISSAL OF LITIGATION

4.1. Within five (5) court days after the initial payment of the consideration to Polaris under Section 5.1 below, the Parties shall cause their respective counsel to execute and file the stipulated motion in the form set forth in Exhibit B dismissing with prejudice all claims, affirmative defenses, and counterclaims between the parties in the Litigation, except that Kana, Kana Related Companies and the Kana Customers named in the Litigation shall preserve all defenses to any claim for infringement, including without limitation the ability to assert a patent’s invalidity or unenforceability, which can be asserted only in the event that Polaris alleges infringement by any of said entities of any Polaris Patent. The Parties shall promptly proceed with any and all additional procedures needed to dismiss with prejudice the Litigation. The Parties agree that the settlement of the Litigation is intended solely as a compromise of disputed claims, counterclaims and defenses.

4.2. The Parties acknowledge and agree that this Agreement is enforceable according to its terms with respect to final dismissal with prejudice of all claims in the Litigation, subject to Article II above and Section 4.1 regarding the preservation of defenses.

4.3. The Parties agree that they shall bear their own costs and attorneys’ fees relating to the Litigation and to the negotiation of this Agreement.

ARTICLE V.

CONSIDERATION

5.1. In consideration of the license, release and covenants granted by Polaris and the dismissal by Polaris of the Litigation hereunder, Kana agrees to pay to Polaris a total of *** U.S. Dollars ($*** USD), payable in twenty (20) equal quarterly installments of *** dollars ($***) (due and payable no later than each March 15, June 15, September 15 and December 15 (or if such date is not a business day, the next occurring business day), except for the first payment which shall be made on April 16, 2007) over a period of five years, by wire transfer to an account specified by Polaris and attached hereto as Exhibit C. In the event that Kana fails to make any payment hereunder following written notice to Kana describing the alleged failure with reasonable specificity and a 30-day opportunity to cure such alleged failure following receipt of such notice, then (i) Polaris shall be entitled to (a) maintain all the benefits (including any amount previously collected) provided to Polaris under this Agreement, (b) selectively at any time terminate any or all of Sections 2.1, 2.2, 3.1, 7, 8.1(a) and 8.4 and Article IV, (c) collect all fees and costs (including attorneys’ fees and costs) incurred by Polaris in attempting to effect collection and (d) collect interest on any unpaid amounts at the maximum rate allowed by law from the specified date of non-payment through the date of payment and (ii) the Kana shall be deemed to have waived its ability to assert the provisions related to its ability to bring any actions in response to any claim of related to or arising from the infringement of any Polaris Patents as set forth in Section 2.3, 2.4, and 3.3 (and all of the foregoing rights shall be in addition to any other rights Polaris may have under this Agreement or at law or equity).

5.2. All taxes imposed as a result of the existence of this Agreement or the performance hereunder shall be paid by the Party required to do so by applicable law.

ARTICLE VI.

TERM

6.1. Term. The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of the last-to-expire Polaris Patent, unless earlier terminated as set forth below.

6.2. Termination.

6.2.1. Termination by Kana. In the event that Polaris or any Polaris Related Company, or any of its or their predecessors, successors or assigns: (i) sues Kana or a Kana Related Company for patent infringement alleging that a Kana Product infringes a Polaris Patent; or (ii) asserts a claim of patent infringement against any Kana Customer or Kana Vendor alleging that a Kana Product infringes a Polaris Patent; or (iii) prior to the fifth (5th) anniversary of the Effective Date, sues Kana or a Kana Related Company for patent infringement alleging that a Kana Product infringes any Patent; or (iv) prior to the fifth (5th) anniversary of the Effective Date, asserts a claim of patent infringement against any Kana Customer or Kana Vendor alleging that a Kana Product infringes any Patent, then Kana must adhere to the provisions of Section 8.8 of this Agreement. If upon Kana’s compliance with Section 8.8 of this Agreement, Polaris or the Polaris Related Company fails to withdraw any such action or claim with respect to a Kana Product, then Kana may terminate this Agreement, including its obligation to make any further payments to Polaris notwithstanding Section 6.3, and Section 3.1 shall survive. Kana may not otherwise terminate this Agreement.

6.2.2. Termination by Polaris. If and only if Kana fails to timely make any payment required hereunder for any reason or if Kana breaches its obligations pursuant to Section 3.3 of this Agreement, then Polaris may, following written notice to Kana describing the alleged failure with reasonable specificity and a 30-day opportunity to cure such alleged failure following receipt of such notice, terminate this Agreement. Polaris may not otherwise terminate this Agreement.

6.2.3. Effect of Termination. In the event of termination pursuant to Section 6.2.2, Polaris shall retain any benefit and disavow any obligations under this Agreement, and reassert any claims Polaris may have against any or all of Kana, any Kana Related Company and the Kana Customers and Kana Vendors.

6.3. Survival. In the event of termination pursuant to Section 6.2, the license and covenants granted to the breaching party and its Related Companies hereunder shall terminate as of the date that such termination takes effect and the non-breaching party shall retain its remedies for such breach. The provisions of Articles I, II, IV, V, VI, VII and VIII, and Sections 3.2 and 3.4 will survive any termination or expiration of this Agreement.

ARTICLE VII.

ASSIGNMENT AND CHANGE OF CONTROL

7.1. No Assignment. In the event of a merger of Kana or a Kana Related Company into a Third Party, this Agreement shall continue to benefit and obligate the merged Entity and its or their successor entities, and may be assigned to such Entity and any successor entity, provided that the licenses granted in Section 3.1 will extend only to the existing designs of Kana Products, and to future versions and improvements thereof. For the avoidance of doubt, the license granted pursuant to Section 3.1 shall not apply to any products, methods or services of any Third Party, which products, methods or services any such Third Party made, used or sold prior to, on or after the effective date of any such assignment (other than the Kana Products otherwise covered under this Agreement, and future versions and improvements thereof). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

7.2. In the event Kana or a Kana Related Company sells or transfers all or a portion of its assets or business to which the licenses granted in Section 3.1 relate to another Entity (“Spin-Off Entity”), and such Spin-Off Entity agrees in writing to the terms set forth in this Agreement, then this Agreement may be assigned to such Spin-Off Entity and the licenses granted herein will continue in effect with regard to the sold or transferred portion, but will not extend to any products, methods or services of any such Spin-Off Entity (other than the Kana Products otherwise covered under this Agreement, and future versions and improvements thereof). If this Agreement is assigned to the Spin-Off Entity, the Agreement will no longer provide any benefit to Kana or any Kana Related Company. Notwithstanding any assignment of this Agreement to a Spin-Off Entity, or any subsequent assignment of this Agreement by the Spin-Off Entity, Kana shall not be relieved of its obligation to make the payments to Polaris set forth in Section 5.1 above.

7.3. Except as set forth in Sections 7.1 and 7.2, this Agreement may not be assigned by Kana without the prior written permission of Polaris, which permission shall not be unreasonably withheld or delayed, and any attempt to assign without such permission will be void. Polaris may not assign or transfer this Agreement to any Third Party.

7.4. Polaris, on behalf of itself and the Polaris Related Companies, covenants and agrees that it and they shall not assign or otherwise transfer any Polaris Patents to any Third Party unless such Third Party shall first agree, in a binding and legally enforceable document, to be bound by the licenses and covenants applicable to such Patents pursuant to this Agreement.

ARTICLE VIII.

MISCELLANEOUS PROVISIONS

8.1. Representations and Warranties.

(a) Polaris, on behalf of itself and the Polaris Related Companies, represents and warrants as of the Effective Date that (i) Polaris or the Polaris Related Companies own the Polaris Patents, and has the right to grant the releases, covenants and licenses of the full scope set forth herein without payment of any consideration to any Polaris Related Company or Third Party, (ii) to the knowledge of Polaris and the Polaris Related Companies, the Polaris Patents are valid and enforceable, and (iii) neither Polaris or any of the Polaris Related Companies has assigned or otherwise transferred to any other Entity any rights to any causes of action, damages or other remedies, or any Polaris Patents, claims, counterclaims or defenses, relating to the Litigation or any Polaris Patent.

(b) Nothing contained in this Agreement shall be construed as:

(i) a warranty or representation by either Party that any manufacture, sale, use or other disposition of products by the other party has been or will be free from infringement of any Patents;

(ii) an agreement by either Party to bring or prosecute actions or suits against third parties for infringement, or conferring any right to the other Party to bring or prosecute actions or suits against third parties for infringement;

(iii) conferring any right to the other Party to use in advertising, publicity, or otherwise, any trademark, trade name or names of either Party, or any contraction, abbreviation or simulation thereof without the prior written consent of the other Party;

(iv) conferring by implication, estoppel or otherwise, upon either Party, any right or license under other Patents except for the rights and licenses expressly granted hereunder; or

(v) an obligation to furnish any technical information or know-how.

8.2. Confidentiality. From and after the Effective Date, neither Party shall disclose the existence or terms of this Agreement except:

(a) with the prior written consent of the other Party;

(b) to any governmental body having jurisdiction and specifically requiring such disclosure;

(c) in response to a valid subpoena or as otherwise may be required by law;

(d) for the purposes of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations, or rules of any stock exchange or the NASDAQ national market or the OTC market;

(e) to a party’s accountants, legal counsel, tax advisors and other financial, business and legal advisors, subject to obligations of confidentiality and/or privilege;

(f) as required during the course of litigation and subject to protective order; provided however, that any production under a protective order would be protected under an “Attorneys Eyes Only” or higher confidentiality designation; and

(g) in confidence, in connection with a proposed merger, financing, acquisition, or similar transaction;

provided, however, that prior to any such disclosure pursuant to paragraph (c) hereof, the Party making the disclosure shall notify the other Party and, that prior to any such disclosure pursuant to paragraphs (c) and/or (g) hereof, the Party making the disclosure shall take reasonable actions in an effort to minimize the nature and extent of such disclosure.

8.3. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by prepaid air courier with package tracing capabilities, or by registered or certified airmail, postage prepaid, and shall be addressed as follows:

If to Polaris to:

c/o	Managing Member
Polaris IP, LLC
207 C North Washington Avenue
Marshall, Texas 75670
Facsimile: (903) 938-7404

With simultaneous copy to:

General Counsel
Intellectual Property Navigation Group, LLC
207 C North Washington Avenue
Marshall, Texas 75670
Facsimile: 903-938-7404

If to Kana to:

c/o	General Counsel
Kana Software, Inc.
181 Constitution Drive
Menlo Park, CA 94025
Facsimile: 650-614-8301

With simultaneous copy to:

Darryl M. Woo, Esq.
Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Facsimile: 415-281-1350

Such notices shall be deemed to have been served when received by addressee. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such Party as above provided at such changed address.

8.4. Publicity. Except for a single press release substantially in the form and having the content of the press release in Exhibit D attached hereto, neither Party will issue a press release nor any other announcement regarding this Agreement or the relationship contemplated herein unless the other Party provides prior consent in writing. The Parties shall direct their representatives not to make any disclosures of the terms of this Agreement. Notwithstanding the foregoing and Section 8.2, upon inquiry either Party may state that “Polaris and Kana have entered into a patent license agreement.”

8.5. Governing Law. This Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of Texas, without reference to conflict of laws principles.

8.6. Jurisdiction. Polaris and Kana agree (a) that all disputes and litigation regarding this Agreement, its construction and matters connected with its performance shall be subject to the exclusive jurisdiction of the state and federal courts in the Eastern District of Texas located in Marshall, Texas (the “Court”), and (b) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Agreement exclusively to the Court. The Parties hereby waive any challenge to the jurisdiction or venue of the Court over these matters.

8.7. Bankruptcy. Each party acknowledges that all rights and licenses granted by it under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each party acknowledges that if such Party, as a debtor in possession or a trustee-in-bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, the other party may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Each party irrevocably waives all arguments and defenses arising under 11 U.S.C. 365(c)(1) or successor provisions to the effect that applicable law excuses the Party, other than the debtor, from accepting performance from or rendering performance to an entity other than the debtor or debtor in possession as a basis for opposing assumption of the Agreement by the other Party in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute. Any change of control resulting from any such bankruptcy proceeding shall remain subject to Article VII above.

8.8. Licensor Notification. In the event that Kana believes that Polaris or any Polaris Related Company has: (i) breached an obligation under the last sentence of Section 2.2; (ii) breached an obligation under the second sentence of Section 2.6; or (iii) brought a lawsuit against a Kana Customer or Kana Vendor alleging or based upon infringement of a Polaris Patent as a result of activities which are released under Section 2.1 or licensed under Section 3.1 of this Agreement, then Kana shall promptly notify Polaris in writing. Upon receipt of such notice, Polaris shall (or shall cause the Polaris Related Company to) within thirty (30) days of receipt of such notice: (a) dismiss that portion of the lawsuit solely with respect to the activities of any such Kana Customer or Kana Vendor that are licensed, released, or subject to the covenants or other rights granted under the terms of this Agreement, and take any other actions necessary to come into compliance with Section 2.2; or (b) notify Kana that it needs more information; or (c) notify Kana of the reasons why Polaris believes that the Kana Customer or Kana Vendor is not covered by this Agreement. In the event Polaris needs more information or does not believe the Kana Customer or Kana Vendor is covered by this Agreement, then the Parties shall cooperate and negotiate in good faith for the remainder of the thirty (30) day period with regard reaching agreement as to whether the Kana Customer or Kana Vendor is covered by this Agreement. Kana shall not bring any action against Polaris or its Related Companies, as the case may be, for breach of this Agreement if such lawsuit is dismissed within such thirty (30) day period or the breach is otherwise resolved within such thirty (30) days pursuant to the terms of this Section 8.8.

8.9. Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Agreement will continue in full force and effect and be enforceable. The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent of such provision.

8.10. Entire Agreement. This Agreement, including its Exhibits, embodies the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior discussions between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. The Patent Purchase Agreement attached hereto is an integral part of this Agreement.

8.11. Modification; Waiver. No modification or amendment to this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

8.12. Construction; Language. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Agreement will not be referred to in connection with the construction or interpretation of this Agreement. This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.

8.13. Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed below by their respective duly authorized officers.

POLARIS IP, LLC		KANA SOFTWARE, INC.

By:	/s/ Erich Spangenberg	By:	/s/ Jay Jones
Name:	Erich Spangenberg	Name:	Jay Jones
Title:	Managing Member	Title:	Chief Administrative Officer